Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

THE SECOND QUARTER ENDED JUNE 30, 2012

Moscow, Russia — August 7, 2012 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the second quarter, ended June 30, 2012.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s except per share data)	2011	2012	Change	2011	2012	Change

Total operating revenues	$204,484	$187,584	-8%	$370,024	$378,704	2%
Total operating expenses	(142,739)	(138,462)	-3%	(272,351)	(279,611)	3%
OIBDA(1)	65,954	54,105	-18%	105,818	109,233	3%
OIBDA margin(2)	32.3%	28.8%		28.6%	28.8%
Net income attributable to CTC Media, Inc. stockholders	38,468	34,046	-11%	61,260	66,668	9%
Fully diluted earnings per share	$0.24	$0.22	-8%	$0.39	$0.42	8%

SECOND QUARTER FINANCIAL HIGHLIGHTS

•                  Total revenues of $187.6 million — up 2% year-on-year in ruble terms

•                  Russian advertising sales stable year-on-year in ruble terms

•                  OIBDA of $54.1 million with an OIBDA margin of 28.8%

•                  Fully diluted earnings per share of $0.22

•                  Net cash position(3) of $124.2 million at end of the period

•                  $0.13 per share cash dividend to be paid on September 28, 2012 to stockholders of record as of September 1, 2012

OPERATING HIGHLIGHTS

•                  Appointment of Boris Podolsky as CEO of CTC Media in June

•                  Combined Russian national inventory 98% sold-out for Q2 and approximately 90% contracted for the full year

•                  Domashny Network recorded all-time high quarterly target audience share of 3.8% in Q2

•                  Launch of CTC-International channel via the terrestrial network in Kyrgyzstan in April; on cable networks in Armenia, Azerbaijan and Georgia in May; and on cable networks in Thailand in July

•                  Launch of Domashny and Peretz apps on LG smart TVs in July

•                  Acquisition of regional television stations in Belgorod (for CTC channel) and Bratsk (for Peretz channel)

(1)  OIBDA is defined as operating income before depreciation and amortization (excluding amortization of programming rights and sublicensing rights).

(2)  OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities.

Boris Podolsky, Chief Executive Officer of CTC Media, commented: “Our total operating revenues were up 10% in ruble terms in the first half of 2012, while our Russian TV advertising sales grew by 7% and in line with the estimated growth in Russian TV advertising spending. The advertising market growth was lower in the second quarter than in the first quarter as anticipated, due mainly to the comps in 2011.

“Our Domashny and Peretz Networks continued to generate higher ratings and Domashny recorded its highest ever quarterly target audience share in the second quarter. Revenues for our CIS operations were up 31% year-on-year in US dollar terms in the first half of 2012, following higher sellout ratios for Channel 31 in Kazakhstan. CTC-International more than tripled its sales in US dollar terms in the first half of 2012, as the channel further expanded its broadcast footprint.

“We have continued to invest in our in-house content production and broader programming acquisition, as well as in the build-out of our footprint and online presence. However, our high cash conversion levels have enabled us to pay out quarterly cash dividends totaling $41.1 million in the first half of the year and still end the period with net cash of $124.2 million. As previously announced, we intend to pay out quarterly dividends totaling approximately $80 million in 2012.

“Our Russian channels are now approximately 90% sold out for 2012 at higher average prices than last year and our soon to be launched Fall schedule will feature more prime-time premieres across more genres than ever before - including original productions, adaptations of successful international formats, new series of proven hits and second seasons of successful shows premiered in the Spring.

“We have also made the important strategic decision to adjust the target demographics for the CTC and Peretz Networks to “all 10-45” and “all 25-49”, respectively. The change will take place from the beginning of 2013 and reflects the Company’s overall positioning strategy for Domashny and Peretz and the channels’ high affinity levels in these commercially attractive audience groups. The transition is therefore expected to have a positive impact on both audience shares and inventory levels moving forward.”

“All in all, the outlook for the Russian TV advertising market and our own investments has not changed, and we continue to expect our new media, CIS, sublicensing and CTC-International channel revenues to grow faster than the Russian market.”

Operating Review

Switch to New Target Audiences from 2013

The Company will switch to the following target audiences for CTC and Peretz Networks starting from January 1, 2013:

	2012 Target Audience	2013 Target Audience

CTC Network	All 6-54	All 10-45

Peretz Network	All 25-59	All 25-49

Domashny Network’s target demographic, “women 25-59”, will remain unchanged.

The switch to the new target audiences for CTC and Peretz is a part of the Company’s overall positioning strategy for these channels reflecting the advertiser demand. The decision to narrow target audiences primarily reflects the Company’s expectation that it will continue to deliver higher audience shares and more advertising inventory in the new demographics.

Share of Viewing

	Average Audience Shares (%)
	Q2 2011	H1 2011	Q1 2012	Q2 2012	H1 2012

CTC Network (all 6-54)	11.1	11.1	11.0	8.9	10.0
CTC Network (all 10-45)	12.6	12.6	12.7	10.2	11.5
Domashny Network (women 25-59)	3.2	3.0	3.7	3.8	3.8
Peretz Network (all 25-59)	2.1	2.0	2.6	2.6	2.6
Peretz Network (all 25-49)	2.1	2.1	2.8	2.9	2.8
Channel 31 (all 6-54)	15.8	15.2	14.5	15.6	15.0

CTC Network’s average current target audience share was down year-on-year in the second quarter to 8.9% from 11.1% following a decreased amount of first run content on air compared to the second quarter of 2011 and, to a much lesser extent, audience fragmentation.

The fall schedule will feature new episodes of proven formats such as “Daddy’s Daughters”, “Boarding School” and “Voroniny”, as well as premieres of new shows and second seasons of series successfully premiered in the first quarter of 2012, including “Doctor Zaytseva’s Diary” and “The 80’s”.

The Domashny Network recorded its all-time high quarterly target audience share of 3.8% in the second quarter of 2012, up from 3.2% in the second quarter of 2011. This year-on-year increase in Domashny’s target audience share was primarily due to the strong performance of programming, such as foreign series, including Turkish historical drama “Magnificent Century”, as well as locally produced original and acquired content.

The Peretz Network’s target audience share was up year-on-year in the second quarter to 2.6% from 2.1%. The year-on-year growth was primarily driven by the success of the programming schedule introduced following the channel’s repositioning in late 2011, which primarily included locally produced entertainment shows.

Channel 31’s average target audience share was slightly down year-on-year in the second quarter to 15.6% from 15.8%.

Operating Review

Revenues

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s)	2011	2012	Change	2011	2012	Change

Operating revenues:
Advertising	$199,945	$183,393	-8%	$363,050	$364,062	0%
Sublicensing and own production	3,597	3,049	-15%	5,459	12,290	125%
Other	942	1,142	21%	1,515	2,352	55%
Total operating revenues	$204,484	$187,584	-8%	$370,024	$378,704	2%

Total operating revenues were down 8% year-on-year in US dollar terms and up 2% year-on-year in ruble terms in the second quarter. The revenue growth in ruble terms primarily reflected the year-on-year growth of the

Russian television advertising market and growth in the target audience shares for Domashny and Peretz Networks, partially offset by a decrease in CTC Network audience shares and lower sellout for Domashny Network. The year-on-year decrease in total operating revenues in US dollar terms was due to the depreciation of the Russian ruble against the US dollar in the second quarter of 2012 compared to the second quarter of 2011.

Russian advertising sales accounted for approximately 95% of total operating revenues during the second quarter of 2012 (Q2 2011: 96%) and were down 9% year-on-year in US dollar terms and up 1% year-on-year in ruble terms. Advertising prices were up year-on-year in the period and so was the level of television viewership, which resulted in an overall increase in the advertising inventory on the market. Sellout of CTC Media’s Russian TV channels’ national inventory was lower year-on-year in the second quarter at 98% (Q2 2011: 100%).

The Company’s sublicensing and own-production revenue was down 15% year-on-year in the second quarter in US dollar terms and down 6% year-on-year in ruble terms, primarily as a result of lower sales of content to broadcasters in Ukraine.

Other revenue was up 21% year-on-year in US dollar terms and up 34% year-on-year in ruble terms in the second quarter 2012, primarily reflecting sustained revenue growth from CTC-International.

For the second quarter of 2012, the Company generated advertising revenues of approximately $0.5 million from its new media projects, most of which related to advertising sales on the Videomore.ru portal. For reporting purposes, the new media revenues were allocated to the CTC, Domashny and Peretz networks’ advertising revenues.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s)	2011	2012	Change	2011	2012	Change

Operating revenues by segment(1):
CTC Network	$127,829	$111,597	-13%	$236,121	$236,230	0%
Domashny Network	24,320	20,989	-14%	44,068	43,865	0%
Peretz Network	15,905	17,820	12%	28,576	33,500	17%
CTC Television Station Group	25,360	23,229	-8%	43,219	41,022	-5%
Domashny Television Station Group	4,063	4,450	10%	6,692	7,935	19%
Peretz Television Station Group	1,827	2,336	28%	2,881	3,805	32%
CIS Group	4,813	6,006	25%	7,892	10,314	31%
Production Group	44	161	266%	66	194	194%
CTC-International	323	996	208%	509	1,839	261%
Total operating revenues	$204,484	$187,584	-8%	$370,024	$378,704	2%

(1)  Segment revenues are shown from external customers only, net of intercompany revenues of $12.4 million in the second quarter of 2011, $3.2 million in the second quarter of 2012, $16.3 million in the first six months of 2011 and $11.5 million in the first six months of 2012, which primarily related to revenues from the Production Group that have been eliminated in the consolidation of the Company’s revenues.

CTC Network and CTC Television Station Group revenues were down year-on-year both in US dollar and ruble terms in the second quarter, primarily due to a decline in CTC Network’s target audience share, partially offset by an increase in prices and the overall growth of television viewership in Russia. In US dollar terms, the revenue dynamics were also negatively impacted by the depreciation of the Russian ruble against the US dollar.

Combined revenues for Domashny Network and Domashny Television Station Group were down year-on-year in US dollar terms and stable in ruble terms in the second quarter. This was driven primarily by the depreciation of the Russian ruble against the US dollar and decreased sellout, partially offset by the increase in audience share.

Peretz Network and Peretz Television Station Group revenues were up both in US dollar terms and ruble terms in the second quarter, primarily due to audience share gains and, to a lesser extent, the increase in advertising prices. In US dollar terms, the revenue growth was partially offset by the depreciation of the Russian ruble against the US dollar.

The CIS Group, which accounted for 3% of revenues in the second quarter of 2012 (Q2 2011: 2%), reported a 25% year-on-year increase in sales in US dollar terms. This primarily reflected the higher sellout for Channel 31 in Kazakhstan.

Expenses

Total operating expenses were down 3% year-on-year in the second quarter in US dollar terms and up 7% in ruble terms. The year-on-year increase in ruble terms primarily reflected the year-on-year increases in programming amortization costs and direct operating expenses and selling, general and administrative expenses, though these increases were partially offset by the year-on-year decrease in stock-based compensation expenses.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
(US$ 000’s)	2011	2012	Change	2011	2012	Change

Operating expenses:
Direct operating expenses	$10,757	$11,332	5%	$21,467	$23,191	8%
Selling, general & administrative expenses	43,171	41,543	-4%	80,867	84,271	4%
Stock-based compensation expenses	8,617	710	-92%	14,836	3,621	-76%
Amortization of programming rights	75,474	79,391	5%	146,211	155,150	6%
Amortization of sublicensing rights and own production costs	511	503	-2%	825	3,238	292%
Depreciation & amortization	4,209	4,983	18%	8,145	10,140	24%
Total operating expenses	$142,739	$138,462	-3%	$272,351	$279,611	3%

Direct operating expenses were up 5% year-on-year in US dollar terms in the second quarter and up 17% in ruble terms, largely as a result of increased transmission fees and broadcasting expenses relating to regional stations acquired after Q2 2011.

Selling, general and administrative expenses were down 4% year-on-year in US dollar terms in the second quarter and up 7% in ruble terms. Year-on-year growth in ruble terms was primarily driven by increased salaries and benefits and higher research and consulting expenses. Compensation payable to Video International, which was included in selling, general and administrative expenses, amounted to $20.2 million in the second quarter of 2012 (Q2 2011: $22.2 million).

Stock-based compensation expenses totaled $0.7 million in the second quarter (Q2 2011: $8.6 million). The year-on-year decrease in stock-based compensation expenses principally resulted from the departure of the Company’s former CEO at the end of 2011, as a result of which his options ceased to vest.

Programming expenses were up 5% year-on-year in US dollar terms and up 17% in ruble terms in the second quarter, primarily reflecting a more expensive content mix on CTC Network and, to a lesser extent, Domashny Network and Channel 31 in Kazakhstan. Year-on-year growth in amortization of programming rights for the CTC Network was mainly due to an increased number of hours of foreign movies aired in the quarter and higher costs associated with the third season of the hit “Boarding School” series aired in the second quarter of 2012 compared to its first season aired in the second quarter of 2011. The increase in the “Boarding School” programming expenses was driven by substantial content inflation, an increased number of episodes aired (Q2 2012: 44 episodes, Q2 2011: 20 episodes), and airing two runs of the series in Q2 2012  compared to one run in Q2 2011.

CTC Media’s consolidated OIBDA was therefore down 18% year-on-year in US dollar terms to $54.1 million in the second quarter (Q2 2011: $66.0 million). OIBDA margin was 28.8% in the second quarter (Q2 2011: 32.3%).

Depreciation and amortization expenses were up 18% year-on-year in US dollar terms and up 31% year-on-year in ruble terms in the second quarter. The increase was primarily due to the launch of the new digital broadcasting complex in Moscow in July 2011.

Net interest income was $1.7 million in the second quarter (Q2 2011: $1.1 million). Foreign currency gain was $1.9 million in the second quarter (Q 2011: $0.6 million) and primarily represented gains received from our US dollar forward contracts.

Pre-tax income therefore decreased by 16% year-on-year in US dollar terms to $53.7 million in the second quarter (Q2 2011: $63.9 million).

CTC Media’s effective tax rate was 34% in the second quarter (Q2 2011: 37%). The year-on-year decrease in the effective tax rate was primarily due to decreases, as a percentage of consolidated income before tax, in stock-based compensation expense, and the recognition of certain foreign tax credits that will be deducted from the US income tax.

Net income attributable to CTC Media, Inc. stockholders therefore was down 11% year-on-year to $34.0 million in the second quarter (Q2 2011: $38.5 million), and fully diluted earnings per share decreased to $0.22 (Q2 2011: $0.24).

Cash Flows and Financial Position

The Company’s net cash flows from operating activities were up year-on-year to $61.9 million for the first six months of 2012 (H1 2011: $38.6 million) and primarily reflected the decrease in taxes paid in the first six months of 2012 when comparing to the same period of 2011, mainly due to US income tax and VAT.

Net cash received from investing activities totaled $9.1 million for the first six months of 2012 (H1 2011: net cash used in financing activities totaled $9.6 million) and primarily related to $17.6 million of net cash receipts from deposits, partially offset by $5.8 million of capital expenditures (mainly purchases of cable connections and leasehold improvements for the new Company’s office facilities in Moscow) and $2.7 million paid in relation to the acquisition of regional television stations in Russia.

Cash used in financing activities amounted to $57.1 million in the first half of 2012 (H1 2011: $58.0 million) and included the payment of $41.1 million in cash dividends to the Company’s stockholders and $3.1 million in dividends to minority shareholders of the Company’s subsidiaries, as well as the settlement of the Company’s $17.5 million bank overdraft, partially offset by $4.6 million in proceeds received from the exercise of stock options by the Company’s former CEO.

The Company’s net cash position (cash and cash equivalents and short-term investments less interest bearing liabilities) amounted to $124.2 million as of June 30, 2012, compared to $129.5 million at the end of the second quarter of 2011 and $111.0 million at the end of the first quarter of 2012. The Company had no debt as of June 30, 2012.

Dividends

The CTC Media Board of Directors has declared a cash dividend of $0.13 per share (or approximately $20 million in the aggregate) to be paid on or about September 28, 2012 to shareholders of record as of September 1, 2012, with further dividends anticipated in the fourth quarter of 2012. The Board of Directors currently intends to pay aggregate cash dividends of approximately $80 million in 2012. While it is the Board’s current intention to declare and pay further dividends in the fourth quarter of 2012, there can be no assurance that such additional dividends will be declared and paid. The lower anticipated payments in 2012 compared to 2011 reflect the increased investments that the Company is making and plans to make in programming and in the overall development of the business during 2012. All dividend payments are subject to the discretion of the Board, which will consider factors such as CTC Media’s earnings, financial position and capital allocation requirements as a growth company before formally approving each quarterly dividend.

Conference Call

The Company will host a conference call to discuss its 2012 second quarter financial results today, August, 7, 2012, at 9:00 a.m. ET (5:00 p.m. Moscow time, 2:00 p.m. London time). To access the conference call, please dial:

US/International:        +1 631 510 7498

UK/International:       +44 (0) 1452 555 566

Passcode:        98912103

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for replay purposes.

About CTC Media, Inc.

CTC Media is a leading independent media company in Russia, with operations throughout Russia and in a number of other CIS markets. It operates three free-to-air television networks in Russia — CTC, Domashny and Peretz — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, North Africa, the Middle East, Central and Southeast Asia. CTC Media also has its own TV content production capabilities through its Story First Production subsidiary. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”. For more information about CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations
Ekaterina Ostrova

Tel: +7 495 783 3650

or Irina Klimova
Tel: +7 495 981 0740
ir@ctcmedia.ru

Media Relations
Victoria Bakaeva
Tel: +7 495 785 6347, ext 1210

or Anna Zvereva

Tel: +7 495 785 6347, ext 1212

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights.

Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments of the Company’s target markets; the Company’s anticipated advertising sellout in 2012; the further development of the Peretz and Domashny channels; etc. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, changes in the size of the Russian television advertising market; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on February 28, 2012, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME (LOSS)

(in thousands of US dollars, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
REVENUES:
Advertising	$199,945	$183,393	$363,050	$364,062
Sublicensing and own production revenue	3,597	3,049	5,459	12,290
Other revenue	942	1,142	1,515	2,352
Total operating revenues	204,484	187,584	370,024	378,704
EXPENSES:
Direct operating expenses (exclusive of amortization of programming rights, sublicensing rights and own production cost, shown below; exclusive of depreciation and amortization of $3,286 and $4,098 for the three months and $6,480 and $8,209 for the six months ended June 30, 2011 and 2012, respectively; and exclusive of stock-based compensation of $2,407 and $(121) for the three months and $4,436 and $812 for the six months ended June 30, 2011 and 2012, respectively)	(10,757)	(11,332)	(21,467)	(23,191)
Selling, general and administrative (exclusive of depreciation and amortization of $923 and $885 for the three months and $1,665 and $1,931 for the six months ended June 30, 2011 and 2012, respectively; and exclusive of stock- based compensation of $6,210 and $831 for the three months and $10,400 and $2,809 for the six months ended June 30, 2011 and 2012, respectively)	(43,171)	(41,543)	(80,867)	(84,271)
Stock-based compensation expense	(8,617)	(710)	(14,836)	(3,621)
Amortization of programming rights	(75,474)	(79,391)	(146,211)	(155,150)
Amortization of sublicensing rights and own production cost	(511)	(503)	(825)	(3,238)
Depreciation and amortization (exclusive of amortization of programming rights, sublicensing rights and own production cost)	(4,209)	(4,983)	(8,145)	(10,140)
Total operating expenses	(142,739)	(138,462)	(272,351)	(279,611)
OPERATING INCOME	61,745	49,122	97,673	99,093
FOREIGN CURRENCY GAINS	614	1,955	1,747	551
INTEREST INCOME	1,253	1,859	2,739	3,988
INTEREST EXPENSE	(163)	(164)	(263)	(365)
OTHER NON-OPERATING INCOME, net	247	617	220	846
EQUITY IN INCOME OF INVESTEE COMPANIES	190	275	367	434
Income before income tax	63,886	53,664	102,483	104,547
INCOME TAX EXPENSE	(23,597)	(18,225)	(38,501)	(35,496)
CONSOLIDATED NET INCOME	$40,289	$35,439	$63,982	$69,051
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(1,821)	$(1,393)	$(2,722)	$(2,383)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$38,468	$34,046	$61,260	$66,668
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.24	$0.22	$0.39	$0.42
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.24	$0.22	$0.39	$0.42
Weighted average common shares outstanding—basic	157,266,697	158,160,719	157,135,034	157,648,016
Weighted average common shares outstanding—diluted	158,164,349	158,160,719	158,087,005	157,880,218
Dividends declared per share	$0.22	$0.13	$0.38	$0.26

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Six months ended June 30,
	2011	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$63,982	$69,051
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax (benefit) expense	(800)	2,750
Depreciation and amortization	8,145	10,140
Amortization of programming rights	146,211	155,150
Amortization of sublicensing rights and own production cost	825	3,238
Stock based compensation expense	14,836	3,621
Equity in income of unconsolidated investees	(367)	(434)
Foreign currency gains	(1,747)	(551)
Changes in operating assets and liabilities:
Trade accounts receivable	14,284	(4,696)
Prepayments	(7,142)	(1,425)
Other assets	2,611	(4,166)
Accounts payable and accrued liabilities	(1,133)	4,064
Deferred revenue	(7,530)	2,313
Other liabilities	(16,585)	(4,161)
Dividends received from equity investees	271	485
Acquisition of programming and sublicensing rights	(177,304)	(173,450)
Net cash provided by operating activities	38,557	61,929
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(12,445)	(5,782)
Acquisitions of businesses, net of cash acquired	(20,935)	(2,683)
Increase in restricted cash	(3,377)	—
Receipts from deposits	27,130	17,560
Net cash provided (used) in investing activities	(9,627)	9,095
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,159	4,615
Settlement of overdraft	—	(17,530)
Dividends paid to stockholders	(59,714)	(41,122)
Dividends paid to noncontrolling interest	(3,464)	(3,064)
Net cash used in financing activities	(58,019)	(57,101)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	4,045	(446)
Net increase/(decrease) in cash and cash equivalents	(25,044)	13,477
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	59,565	12,331
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$34,521	$25,808

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2011	June 30, 2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$12,331	$25,808
Short-term investments	117,233	98,355
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2011—$977; June 30, 2012—$1,301)	21,831	25,615
Taxes reclaimable	20,311	24,597
Prepayments	57,091	59,454
Programming rights, net	106,947	135,490
Deferred tax assets	20,086	24,472
Other current assets	1,351	2,567
TOTAL CURRENT ASSETS	357,181	396,358
PROPERTY AND EQUIPMENT, net	46,299	43,595
INTANGIBLE ASSETS, net:
Broadcasting licenses	159,369	160,069
Cable network connections	28,148	25,827
Trade names	5,213	5,127
Network affiliation agreements	2,120	1,040
Other intangible assets	3,197	2,870
Net intangible assets	198,047	194,933
GOODWILL	164,375	161,266
PROGRAMMING RIGHTS, net	92,134	76,003
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,041	4,798
PREPAYMENTS	3,012	2,545
DEFERRED TAX ASSETS	26,015	22,885
OTHER NON-CURRENT ASSETS	997	2,612
TOTAL ASSETS	$893,101	$904,995
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft	16,941	—
Accounts payable	69,891	75,881
Accrued liabilities	21,393	25,711
Taxes payable	31,905	28,370
Deferred revenue	7,367	9,768
Deferred tax liabilities	12,613	12,697
TOTAL CURRENT LIABILITIES	160,110	152,427
DEFERRED TAX LIABILITIES	35,783	39,766
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY:
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued and outstanding December 31, 2011—157,320,070; June 30, 2012—158,160,719)	1,573	1,582
Additional paid-in capital	481,969	489,476
Retained earnings	322,184	347,730
Accumulated other comprehensive loss	(111,754)	(128,575)
Non-controlling interest	3,236	2,589
TOTAL STOCKHOLDERS’ EQUITY	697,208	712,802
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$893,101	$904,995

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended June 30, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Identifiable assets	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own cost of production
CTC Network	$127,829	$125	$48,081	$812,214	$(693)	$(53,302)	$(506)
Domashny Network	24,320	2	4,146	68,492	(251)	(12,375)	—
Peretz Network	15,905	—	780	195,568	(773)	(9,561)	—
CTC Television Station Group	25,360	471	17,970	102,604	(538)	(90)	—
Domashny Television Station Group	4,063	941	1,680	57,976	(455)	(2)	—
Peretz Television Station Group	1,827	249	(1,324)	135,418	(1,268)	(1)	—
CIS Group	4,813	—	1,340	26,538	(120)	(1,855)	—
Production Group	44	10,595	248	50,165	(12)	(46)	(9,715)
Business segment results	$204,161	$12,383	$72,921	$1,448,975	$(4,110)	$(77,232)	$(10,221)
Eliminations and other	323	(12,383)	(11,176)	(385,632)	(99)	1,758	9,710
Consolidated results	$204,484	$—	$61,745	$1,063,343	$(4,209)	$(75,474)	$(511)

	Three months ended June 30, 2012
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Identifiable assets	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own cost of production
CTC Network	$111,597	$117	$27,697	$824,392	$(1,325)	$(57,884)	$(335)
Domashny Network	20,989	3	1,598	79,149	(336)	(12,309)	(32)
Peretz Network	17,820	—	5,122	85,706	(745)	(6,398)	—
CTC Television Station Group	23,229	615	15,807	71,861	(519)	(88)	—
Domashny Television Station Group	4,450	1,031	1,754	53,723	(713)	(1)	—
Peretz Television Station Group	2,336	621	(470)	100,410	(1,180)	(1)	—
CIS Group	6,006	—	1,565	24,988	(106)	(2,601)	—
Production Group	161	830	(1,051)	47,555	(9)	(23)	(831)
Business segment results	$186,588	$3,217	$52,022	$1,287,784	$(4,933)	$(79,305)	$(1,198)
Eliminations and other	996	(3,217)	(2,900)	(382,789)	(50)	(86)	695
Consolidated results	$187,584	$—	$49,122	$904,995	$(4,983)	$(79,391)	$(503)

	Six months ended June 30, 2011
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Identifiable assets	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own cost of production
CTC Network	$236,121	$256	$81,116	$812,214	$(1,264)	$(105,912)	$(932)
Domashny Network	44,068	5	7,304	68,492	(475)	(22,289)	—
Peretz Network	28,576	—	345	195,568	(1,517)	(17,674)	—
CTC Television Station Group	43,219	939	28,686	102,604	(1,089)	(176)	—
Domashny Television Station Group	6,692	1,651	2,119	57,976	(882)	(2)	—
Peretz Television Station Group	2,881	632	(3,074)	135,418	(2,432)	(2)	—
CIS Group	7,892	—	981	26,538	(272)	(3,705)	—
Production Group	66	12,807	(306)	50,165	(36)	(46)	(11,463)
Business segment results	$369,515	$16,290	$117,171	$1,448,975	$(7,967)	$(149,806)	$(12,395)
Eliminations and other	509	(16,290)	(19,498)	(385,632)	(178)	3,595	11,570
Consolidated results	$370,024	$—	$97,673	$1,063,343	$(8,145)	$(146,211)	$(825)

	Six months ended June 30, 2012
	Operating revenue from external customers	Intersegment revenue	Operating income/ (loss)	Identifiable assets	Depreciation and amortization	Amortization of programming rights	Amortization of sublicensing rights and own cost of production
CTC Network	$236,230	$192	$68,496	$824,392	$(2,754)	$(111,422)	$(3,070)
Domashny Network	43,865	12	3,660	79,149	(695)	(25,061)	(32)
Peretz Network	33,500	—	7,057	85,706	(1,521)	(13,897)	—
CTC Television Station Group	41,022	1,015	26,456	71,861	(1,014)	(172)	—
Domashny Television Station Group	7,935	2,044	3,041	53,723	(1,424)	(2)	—
Peretz Television Station Group	3,805	1,173	(1,673)	100,410	(2,391)	(1)	—
CIS Group	10,314	—	1,311	24,988	(223)	(5,596)	—
Production Group	194	7,016	(1,629)	47,555	(16)	(23)	(6,694)
Business segment results	$376,865	$11,452	$106,719	$1,287,784	$(10,038)	$(156,174)	$(9,796)
Eliminations and other	1,839	(11,452)	(7,626)	(382,789)	(102)	1,024	6,558
Consolidated results	$378,704	$—	$99,093	$904,995	$(10,140)	$(155,150)	$(3,238)

E

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

(in thousands of US dollars)

	Three months ended		Six months ended
	June 30,		June 30,
(US$ 000’s)	2011	2012	2011	2012

OIBDA	$65,954	$54,105	$105,818	$109,233
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights)	(4,209)	(4,983)	(8,145)	(10,140)
Operating income	$61,745	$49,122	$97,673	$99,093

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2012	2011	2012

OIBDA margin	32.3%	28.8%	28.6%	28.8%
Depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights) as a % of total operating revenues	-2.1%	-2.7%	-2.2%	-2.6%
Operating income margin	30.2%	26.2%	26.4%	26.2%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

(in thousands of US dollars)

Three Months Ended June 30, 2011

	OIBDA	Depreciation and amortization	Operating income

CTC Network	$48,774	$(693)	$48,081
Domashny Network	4,397	(251)	4,146
DTV Network	1, 553	(773)	780
CTC Television Station Group	18,508	(538)	17,970
Domashny Television Station Group	2,135	(455)	1,680
DTV Television Station Group	(56)	(1,268)	(1,324)
CIS Group	1,460	(120)	1,340
Production Group	260	(12)	248
Corporate Office	(12,485)	(93)	(12,578)
Business segment results	$64,546	$(4,203)	$60,343
Eliminations and other	1,408	(6)	1,402
Consolidated results	$65,954	$(4,209)	$61,745

Three Months Ended June 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$29,022	$(1,325)	$27,697
Domashny Network	1,934	(336)	1,598
DTV Network	5,867	(745)	5,122
CTC Television Station Group	16,326	(519)	15,807
Domashny Television Station Group	2,467	(713)	1,754
DTV Television Station Group	710	(1,180)	(470)
CIS Group	1,671	(106)	1,565
Production Group	(1,042)	(9)	(1,051)
Corporate Office	(3,418)	(47)	(3,465)
Business segment results	$53,537	$(4,980)	$48,557
Eliminations and other	568	(3)	565
Consolidated results	$54,105	$(4,983)	$49,122

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (Continued)

(in thousands of US dollars)

Six Months Ended June 30, 2011

	OIBDA	Depreciation and amortization	Operating income

CTC Network	$82,380	$(1,264)	$81,116
Domashny Network	7,779	(475)	7,304
DTV Network	1,862	(1,517)	345
CTC Television Station Group	29,775	(1,089)	28,686
Domashny Television Station Group	3,001	(882)	2,119
DTV Television Station Group	(642)	(2,432)	(3,074)
CIS Group	1,253	(272)	981
Production Group	(270)	(36)	(306)
Corporate Office	(21,783)	(167)	(21,950)
Business segment results	$103,355	$(8,134)	$95,221
Eliminations and other	2,463	(11)	2,452
Consolidated results	$105,818	$(8,145)	$97,673

Six Months Ended June 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Network	$71,250	$(2,754)	$68,496
Domashny Network	4,355	(695)	3,660
DTV Network	8,578	(1,521)	7,057
CTC Television Station Group	27,470	(1,014)	26,456
Domashny Television Station Group	4,465	(1,424)	3,041
DTV Television Station Group	718	(2,391)	(1,673)
CIS Group	1,534	(223)	1,311
Production Group	(1,613)	(16)	(1,629)
Corporate Office	(9,064)	(94)	(9,158)
Business segment results	$107,693	$(10,132)	$97,561
Eliminations and other	1,540	(8)	1,532
Consolidated results	$109,233	$(10,140)	$99,093